                                                                     EXHIBIT 4.1

KENNY INFORMATION SYSTEMS,
A Division of J. J. Kenny Co., Inc.
65 Broadway
New York, New York 10006
Telephone: 212-770-4422
Fax: 212-797-8681
Frank A. Ciccotto, Jr.
Vice President

                                                                  April 23, 1999

Merrill Lynch Pierce Fenner & Smith
Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, NJ 08543-9051
The Chase Manhattan Bank
Unit Investment Trust Division
4 New York Plaza--6th Floor
New York, NY 10004

Re: Municipal Investment Trust Fund,
    Investment Grade Portfolio--11
    (BBB Quality or Better)
    Long-Intermediate Term Series
    Defined Asset Funds

Gentlemen:

     We have examined the Registration Statement File No. 333-70583 for the above-captioned fund. We hereby acknowledge that Kenny Information Systems, a Division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the fund. We hereby consent to the use in the Registration Statement of the reference to Kenny Information Systems, a Division of J. J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          FRANK A. CICCOTTO, JR.
                                          VICE PRESIDENT